                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") made as of the Effective Date by and between Robert G. Gerdes (the "Executive") and Forcenergy Inc, a Delaware corporation (the "Company" or "Employer").

                              PRELIMINARY STATEMENT

         The Executive and the Company have heretofore executed that certain Employment Agreement dated as of January 1, 1999 (the "Original Agreement").

         The Company filed on March 21, 1999 (the "Filing Date") for protection under Chapter 11 of the U.S. Bankruptcy Code in the proceeding In re Forcenergy Inc, Case No. 99-11391-"A" (the "Proceeding") in the U.S. Bankruptcy Court of the Eastern District of Louisiana (the "Court").

         The Company is engaged in the oil and gas business, which includes, but is not limited to, the purchase, sale, development, improvement, drilling and exploration of oil and gas properties (the "Business").

         The Executive has particular expertise in the Business. This Agreement shall amend and restate the Original Agreement effective on the effective date of the confirmation of the plan of reorganization (the "Plan") in the Proceeding (the "Effective Date") and shall govern the employment of the Executive.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the parties hereto, intending to be legally bound, hereby amend and restate the Original Agreement as follows:

         1. Term. The initial term of the Executive's employment under this Agreement shall be for a period commencing on the Effective Date and, subject to the terms hereof, shall terminate on the earlier of (i) two years from the Effective Date or (ii) termination pursuant to Section 8 hereof. The term of the Executive's employment hereunder (the "Employment Term") may be renewed from year to year for additional one-year periods, if the Company gives notice to the Executive of renewal at least 120 days prior to the scheduled termination of the Employment Term.

         2. Duties. The Executive shall serve as a Vice President of the Company, with such duties as are generally incident to such position and such other duties as may be hereafter assigned to Executive by the Board of Directors or the Chief Executive Officer of the Company. The Executive agrees that he will devote his full time and attention to the affairs of the Company and use his best efforts to promote the Business and interests of the Company.

         3. Compensation. The Company shall pay Executive a base salary ("Base Salary") fixed at $200,000 per annum for the period commencing on the Effective Date and ending on the termination date of the Employment Term, payable in monthly installments equal to 1/12 of the Base Salary, subject to the withholding of such amounts relating to the taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation. Base Salary shall be subject to review and may be increased (but not decreased) by the Board of Directors of the Company during the Employment Term.

         4. Benefits. The Executive shall be entitled to four (4) weeks vacation time per calendar year, which vacation time shall be scheduled at the mutual convenience of the Executive and the Company. The Executive shall be entitled to participate in, and receive benefits under, any and all pension, insurance, hospitalization, medical or disability programs or policies of the Company which may be in effect at any time during the course of his employment by the Company and generally available to employees of the Company, subject to the terms of such plans, programs or policies. Notwithstanding the foregoing, the Company may, in its discretion, at any time and from time to time, change or revoke any of its employee benefits plans, programs or policies, and the Executive shall not be deemed, by virtue of this Agreement, to have any vested interest in any such plans, programs or policies. All stock options granted to the Executive in connection with the Plan shall vest 25% each year of employment, 1, 2, 3 and 4 years after the Effective Date. All stock options granted to the Executive after the Effective Date shall vest 25% each year of employment, 2, 3, 4 and 5 years after the grant date.

         5. Bonus. The Company may also pay the Executive an annual bonus, either on a "ad hoc" basis or pursuant to bonus plan or arrangement as may be established at the Company's discretion to senior executives of the Company. The amount of any bonus may vary depending on actual performance of the Company and the Executive as determined in the discretion of the Board of Directors and/or its Compensation Committee. Nothing contained herein shall imply the Company has any obligation to grant to the Executive any bonus compensation or any increases in Base Salary. Bonus compensation shall be subject to withholding for taxes and other deductions as the Company may determine.

         6. Expenses. The Executive shall be entitled to reimbursement by the Company, in accordance with the Company's policies then applicable to employees at the Executive's level, against appropriate vouchers or other receipts for authorized travel, entertainment and other business expenses reasonably incurred by him in the performance of his duties hereunder.

         7. Death; Permanent Disability. Upon the death of the Executive during the term of this Agreement, the Employment Term shall terminate. If during the Employment Term the Executive fails, because of illness or other incapacity, to perform the services required to be performed by him hereunder for any period of more than 90 days during any calendar year (any such illness or incapacity being hereinafter referred to as "Permanent Disability"), then the Company, in its discretion, may at any time thereafter terminate the Employment Term upon not less than 30 days' written notice thereof to the Executive, and the Employment Term shall terminate and come to an end upon the date set forth in said notice as if said date were the termination date of the Employment Term; provided, however, that no such termination shall be effective if prior to the date when such notice is given, the Executive's illness or incapacity shall have terminated and he shall be physically and mentally able to perform the services required hereunder and shall have taken up and be performing such duties.

         If the Executive's employment shall be terminated by reason of his death or Permanent Disability, the Executive or his estate, as the case may be, shall be entitled to receive (i) any earned and unpaid salary accrued through the date of termination; (ii) an aggregate amount equal to 12 months' Base Salary at the rate in effect immediately prior to such termination of employment, payable in a lump sum on the effective date of termination for Permanent Disability or within 60 days after the Executive's death (payment in such case being payable to the Executive's estate); and (iii) subject to the terms thereof, any benefits that may be due to the Executive on the date of termination under the provisions of any employee benefit plan, program or policy.

         8. Termination. (a) The Company may terminate the employment of the Executive at any time, for cause by written notice, the cause to be specified in the notice. For purposes of this Agreement, "cause" shall mean: (i) any material misconduct of the Executive in connection with the performance of any of his material duties hereunder, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, regardless of whether such act results in material financial loss to the Company or to any of its Affiliates, or any act having the effect of materially injuring the reputation, business or business relationships of the Company; (ii) failure, neglect or refusal in any material respect to comply with and abide by the decisions or directions of the Company; (iii) material breach of any covenants contained in this Agreement; (iv) conviction of a felony; (v) drug or alcohol abuse materially affecting the Executive's performance of his duties under this Agreement, where the Executive has refused medical or professional help; or (vi) sexual misconduct within the workplace. Termination for cause shall be effective upon the giving of such notice and, upon the giving of such notice, the Executive shall be entitled to receive: (i) within thirty
(30) days of the effective date of such termination, any earned and unpaid salary accrued through the date of termination; and (ii) subject to the terms thereof, any benefits which may be due to the Executive on such termination date under the provisions of any employee benefit plan, program or policy. After the termination of the Executive's employment under this Section 8(a), the obligations of the Company under this Agreement to make any further payments, or to provide any benefits other than those specified herein, to the Executive shall thereupon cease and terminate.

         (b) The Company may also terminate the Employment Term at any time without cause. In the event (i) the Company terminates the Employment Term without cause, (ii) the Company fails to renew this Agreement at the end of the initial term or any renewal term, or (iii) the Executive terminates the Employment Term pursuant to a "Termination by Executive for Good Reason" (as both such terms are defined in subparagraph (c) below), the Company shall pay to the Executive, in addition to all sums then accrued, due and payable under this Agreement, an aggregate amount equal to 2.0 times the Executive's annual Base Salary at the rate in effect immediately prior to such termination of employment (the "Severance Payment"), payable in a lump sum on the effective date of the termination of the employment. Further, effective with the effective date of the termination of the employment as provided in this subparagraph (b), 50% of all stock options, warrants and other rights to acquire the securities of the Company and any of its Affiliates, and all rights to compensation based upon or measured by the stock price or other indicia of value of the Company, previously issued to the Executive (vested and unvested) shall immediately vest and become exercisable (to the extent such 50% has not previously vested) and remain exercisable for a period ending one year after the effective date of termination of employment; provided, however, if the Executive terminates the Employment Term pursuant to a Termination by Executive for Good Reason within 12 months after a Change in Control, 100% of all such options, warrants or other rights shall immediately vest and become exercisable and remain exercisable for a period ending one year after the effect date of termination of employment.

         (c) For purposes of this Agreement, the following capitalized terms shall have the meanings set forth herein:

             (i) "Affiliate" shall mean any "person" (as such term is utilized in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended and in effect on the date of this Agreement (the "Exchange Act")), who or which, directly and/or indirectly, controls, is controlled by or is under common control with another person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through ownership of voting securities, by contract, or otherwise.

             (ii) "Change in Control": a Change in Control shall be deemed to occur if:

                  (A) any "person" (as such term is utilized in Section 13(d) and Section 14(d)(2) of the Exchange Act), including without limitation any "group" (as such term is utilized in Section 13(d)(3) of the Exchange Act), who is not, on the date of this Agreement, an Affiliate of the Company, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange
Act) of securities of the Company representing more than 50% of the votes that may be cast for the election of directors of the Company; or

                  (B) as the result of, or in connection with, any cash or other tender offer, or exchange offer, merger, consolidation or other business combination, sale of assets, liquidation or dissolution, or any combination of any one or more of the foregoing transactions, the persons who were directors of the Company immediately prior to the consummation of any such transaction or combination of transactions shall cease to constitute a majority of the directors of the Company, or any successor thereto; provided however, a Change in Control shall not be deemed to occur in connection with the consummation of the transactions contemplated by the confirmation of the Plan in the Proceeding.

              (iii) "Maximum Amount" shall mean the amount equal to three times the Executive's annualized includible compensation for the base period, as such may be defined in Section 280G of the Internal Revenue Code of 1986, as amended (or regulations thereunder).

              (iv) "Termination by Executive for Good Reason" shall mean a termination of the Executive's employment by the Executive upon the occurrence of any one or more of the following:

                   (A) Change in Control where the Executive does not receive stock options and other benefits in amounts and on such terms at least as favorable to the Executive as they existed prior to the Change in Control;

                   (B) the reassignment of the Executive by Employer, without the Executive's express written consent, to a position with Employer other than that set forth in Section 2 hereof, or a materially adverse change in the nature or scope of the Executive's title, authorities, powers, functions, duties or responsibilities in those positions;

                   (C) the reduction in the Executive's Base Salary without the Executive's consent;

                   (D) (i) the relocation of the Executive's place of employment, other than to another currently existing office of the Company within the contiguous 48 states of the U.S., without the Executive's consent, or
(ii) the relocation of the Executive's place of employment with or without his consent where the Company refuses to reimburse the Executive for his reasonably incurred relocation expenses (moving and closing costs in connection with the sale of his residence); or

                   (E) the Company's failure to perform its obligations under this Agreement in any material respect that remains uncured 10 days after the Company receives notice of its default, including, without limitation, the failure of the Company to pay compensation in accordance with this Agreement or the failure of the Company to provide the Executive with fringe benefits substantially the same as those previously provided to the Executive under this Agreement provided, however, that a change in the benefits available to the executive officers of the Company shall not constitute such a failure so long as such change of benefits is applied consistently with respect to all executive officers of the Company;

            (d) In the event that the Company shall terminate the employment of the Executive without cause within 12 months after a Change in Control, the Company shall pay to the Executive, in addition to all sums then accrued, due and payable under this Agreement, an aggregate amount equal to 2.0 times the Executive's one-year Base Salary as in effect on the date of the Change in Control payable in a lump sum on the effective date of termination of employment, provided that (i) such payment, together with all other payments made to Executive in connection with such Change in Control, shall not exceed the Maximum Amount and (ii) such payment shall not be payable until the effective date of termination of employment. All stock options, warrants and other rights to acquire the securities of the Company and any of its Affiliates, and all rights to compensation based upon or measured by the stock price or other indicia of value of the Company, issued to the Executive prior to the termination shall immediately vest and become exercisable as of the effective date of the termination and remain exercisable for a period ending one year after the effective date of termination of employment.

         9. Non-Competition. (a) Without the express written consent of the Company having been given (which consent will not be unreasonably withheld), the Executive agrees that for a period of one year after the expiration of the Employment Term he shall not directly or indirectly, either individually or as an employee, agent, partner, shareholder, director, consultant, employer, lender of money, guarantor or in any other capacity, participate in, engage in or have a financial interest or management position or other interest in any independent oil and gas exploration and development company that competes directly against the Company. The foregoing provisions of this Section shall not prohibit the passive ownership by the Executive of (i) non-controlling, minority interests in any private entities, to the extent that the Executive's investment in such entities does not exceed $150,000, or (ii) less than five percent (5%) of any class of the capital stock of any public corporation.

             (b) The Executive will not at any time during his employment with the Company and for one year thereafter, directly or indirectly solicit (or assist or encourage the solicitation of) or offer employment to any person who has been an employee of the Company, or any of its subsidiaries or affiliates, at any time during the six months immediately preceding such solicitation , to work for the Executive or for any business, firm, corporation or other entity in which the Executive, directly or indirectly, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position; provided, however, that this paragraph shall not prohibit an Executive who is no longer employed by the Company from soliciting or offering employment to a former employee of the Company whose employment with the Company had terminated prior to the date the Executive's employment with the Company terminated.

             (c) The Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances and that any breach of the covenants contained in this Section 9 would irreparably injure the Company. Notwithstanding, if any of the covenants contained in this Section or any part thereof is held by a court of competent jurisdiction to be unenforceable because of the duration of such provision, the activity limited by or the subject of such provision and/or the area covered thereby, then the court making such determination shall construe such restriction so as to thereafter be limited or reduced to be enforceable to the greatest extent permissible by applicable law.

         10. Confidentiality. The Executive acknowledges that, during and as a result of his employment hereunder, he may have access to trade secrets and other confidential information of the Company, including, but not limited to, the nature and material terms of business opportunities and proposals available to the Company, technical memoranda, research reports, designs and specifications, operating procedures, ledgers, and other information, data and documents relating to the Company's present or future operations, including, but not limited to geological, seismic, 3-D seismic, and all other studies conducted by, or on behalf of, the Company's oil and gas properties and prospects (collectively, the "Confidential Information"). The Executive covenants and agrees that he shall not at any time during or following any termination of employment, without the consent of the Company use or disclose (except for the sole and exclusive benefit of the Company or as required to perform his duties under this Agreement or as required by law or as is already in the public domain) any Confidential Information which has been obtained by or disclosed to him as a result of his employment with the Company.

         11. Additional Remedy. If the Executive breaches any of the provisions of Section 9 or 10 of this Agreement, then the Company, in addition to all other rights and remedies hereunder, may cease making payments to Executive under Sections 7 or 8 of this Agreement, require Executive to repay to the Company any payments previously made under such Sections and obtain an injunction against the Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by the Executive.

         12. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be given by hand-delivery to the addressee or by deposit in the U.S. mail, postage prepaid, certified mail, return receipt requested, as follows:

             If to the Company, to:

             Forcenergy Inc
             2730 S.W. 3rd Avenue
             Miami, Florida 33129
             Attention: President

             If to Executive, to:

             Robert G. Gerdes
             646 Adair Street
             Mandeveille, Louisiana  70448

or such other address as either party may specify by notice hereunder to the other. Any notice sent in accordance with the foregoing provisions shall be deemed given on the date of receipt if personally delivered, or on the date three (3) days after being deposited in the mail, if mailed.

         13. Miscellaneous. (a) This Agreement incorporates the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior and contemporaneous; agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations and other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification or waiver of this Agreement shall be binding upon a party hereto unless in writing and executed by such party.

             (b) The domestic internal laws of the State of Florida shall govern the validity, construction and effect of this Agreement, without regard to Florida's conflicts of laws principles.

             (c) Each of the provisions of this Agreement shall be independent of all other provisions, and if any provision of this Agreement is declared void or invalid by any court or other governmental agency of competent jurisdiction, each other provision of this Agreement shall remain in full force and effect and shall be construed to the extent possible as consistent with all other valid provisions in order to carry out the intent of the parties hereto.

             (b) Any dispute or misunderstanding arising out of or in connection with this Agreement, except any alleged violation of Section 9 or 10, shall first be settled, if possible, by the parties themselves through negotiation and, failing success at negotiation, through mediation and, failing success at mediation, shall be arbitrated in Miami, Florida, unless otherwise agreed upon in writing by the Company and the Executive. Unless otherwise agreed upon in writing by the Company and the Executive, the arbitration shall be had before three arbitrators, each party designating an arbitrator and the two designees naming a third arbitrator experienced in employment related controversies. The arbitration procedure shall be in accordance with the rules and regulations of the American Arbitration Association.

             (c) In any proceeding relating to the enforcement or breach of this Agreement, if the Executive is the prevailing party, the Company shall pay the reasonable costs of any legal fees, other fees and expenses which may be incurred by the Executive in connection with such proceeding. If the Company is the prevailing party in such proceeding, each party shall pay its own legal fees, other fees and expenses which may be incurred in connection with the proceeding. For purposes of this Agreement, the party initiating the proceeding shall be deemed to be the prevailing party in such proceeding if the party initiating the proceeding is awarded in excess of 50% of the amount sought in the proceeding and the non-initiating party shall be deemed to be the prevailing party if the party initiating the proceeding is awarded 50% or less of the amount sought in the proceeding.

             (d) This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns of the Company and the Executive. If the Company, shall, at any time, be merged with or consolidated into or with any other corporation or person or if all or substantially all of the assets of the Company are transferred to another corporation or person, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity resulting from such merger or consolidation or the corporation or person to which or to whom such assets shall be transferred, and this provision shall apply in the event of any subsequent mergers, consolidations or transfers of assets.

             (e) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             (f) The section headings of this Agreement are inserted for the convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

             (g) This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first above written.


                                            COMPANY:


                                            FORCENERGY INC


                                            By: /s/ STIG WENNERSTROM
                                               -------------------------------
                                               Stig Wennerstrom
                                               President

                                            EXECUTIVE:


                                            /s/ ROBERT G. GERDES
                                            ----------------------------------
                                            Robert G. Gerdes